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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 29, 2001, except for paragraph 8 of Note 5, as to which the date is March 9, 2001, with respect to the consolidated financial statements of JSCE, Inc. included in the Post-Effective Amendment No. 7 to the Registration Statement (Form S-2 to Form S-3, No. 33-52383) and the Post-Effective Amendment No. 8 to the Registration Statement (Form S-2 to Form S-3, 33-58348), and the related Prospectus of Jefferson Smurfit Corporation (U.S.), for the registration of $300 million aggregate principal amount of 11 1/4% Series A Senior Notes due 2004, $100 million aggregate principal amount of 10 3/4% Series B Senior Notes due 2002, and $500 million aggregate principal amount of 9 3/4% 1993 Senior Notes due 2003, all of which are unconditionally guaranteed on a senior basis by JSCE, Inc. and to the incorporation by reference therein of our report dated January 29, 2001, except for paragraph 8 of Note 5, as to which the date is March 9, 2001, with respect to the consolidated financial statements of JSCE, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

St. Louis, Missouri
April 19, 2001